Contact:	Andrea Vedanayagam Veda Communications (408) 656-4494 ir@quicklogic.com

QuickLogic Announces Retirement of Andy Pease and the Appointment of Brian Faith as President and CEO

SUNNYVALE, CA-June 23, 2016 -- QuickLogic Corporation (NASDAQ:QUIK) announces that its president and CEO, Andy Pease will retire from QuickLogic on July 29, 2016. Mr. Pease was diagnosed with Stage One Parkinson’s Disease two years ago, and while it has not impacted his performance, based on a recent recommendation from his neurologist, Mr. Pease believes it is in the best interest of his family and QuickLogic to focus his efforts now towards facilitating a smooth transition for his replacement.  Mr. Pease will continue as a member of QuickLogic’s Board of Directors, and will enter into a one year consulting agreement where he will focus his efforts on top-tier strategic customer development.
Brian Faith will assume the role of QuickLogic president and CEO on June 24, 2016. Mr. Faith has been with QuickLogic since 1996, and during the last 20 years he has held a variety of managerial and executive leadership positions in engineering, product line management, marketing and sales. Mr. Faith holds a BS Computer Engineering degree from Santa Clara University, and as the planned successor, has been working very closely with Mr. Pease during the last two years.
“Brian Faith not only has the highly diverse skill-set it takes to be a great CEO, he also has demonstrated the character it takes to be an exceptional leader,” said Andy Pease, QuickLogic president and CEO. “With the production release of the EOS S3 Sensor Processing Platform, QuickLogic reached a transitional milestone, and with that goal realized, I believe the company is well positioned for sustainable growth during the coming years under Brian’s competent leadership.”

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) is a semiconductor provider of ultra-low power, comprehensive, flexible sensor processing solutions enabling significantly longer battery life for the Smartphone, Wearable, and IoT markets. We are the only company integrating multi-core processing, programmable logic, sensor fusion and context aware algorithms, and embedded software. QuickLogic accelerates the pace of innovation for always-on motion, light, environmental, location, and voice-enabled user experiences. For more information about QuickLogic, visit www.quicklogic.com.

QuickLogic and the QuickLogic logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.
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Code: QUIK-G